EXHIBIT 21.1

SUBSIDIARY OF AXOGEN, INC.

As of December 31, 2019,  Axogen Inc. had three sole subsidiaries:

1.  Axogen Corporation, a Delaware corporation;

2.  Axogen Europe GmbH, an Austrian corporation; and

3.  Axogen Processing Corporation, a Delaware corporation.